Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-86120) pertaining to the Amended and Restated Summus, Inc. (USA) 2000 Equity Compensation Plan of our report dated March 25, 2005, with respect to the consolidated financial statements of Summus, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

March 29, 2005
Raleigh, North Carolina